Exhibit 99
Contact: Ray Wallin
Micrel, Incorporated
2180 Fortune Drive
San Jose, CA  95131
Phone:   (408) 944-0800
Press Release

MICREL REPORTS 2009 FIRST QUARTER FINANCIAL RESULTS

•	Revenues of $47.0 million and gross margin of 50%
•	GAAP earnings per diluted share of $0.02; Non-GAAP earnings per diluted share of $0.03
•	Book-to-bill above one
•	Quarterly dividend maintained at $0.035 per share

San Jose, CA, April 23, 2009 — Micrel, Incorporated (Nasdaq NM: MCRL), an industry leader in analog, high bandwidth communications and Ethernet IC solutions, today announced financial results for the first quarter ended March 31, 2009.

First quarter revenue of $47.0 million decreased by $8.2 million, or 15%, from $55.2 million in the fourth quarter of 2008.  First quarter revenues were lower by $19.1 million, or 29%, from $66.1 million in the same period last year.  The sequential and year-over-year decrease in revenues was due to the continued reduction in overall demand from customers in nearly all geographies, as a result of the worldwide economic crisis that has significantly impacted all consumer related markets.

First quarter 2009 GAAP net income of $1.5 million, or $0.02 per diluted share compared with fourth quarter 2008 GAAP net income of $4.9 million, or $0.07 per diluted share, and GAAP net income of $8.3 million or $0.12 per diluted share in the same period in 2008.  First quarter 2009 non-GAAP net income was $2.0 million, or $0.03 per diluted share.  A reconciliation of the GAAP net income to non-GAAP net income is provided in the financial tables of this press release.  Non-GAAP results exclude the impact of stock-based compensation expense, proxy contest expenses, restructuring charges and credits, other income related to litigation settlements and their related tax effects.

Micrel Reports 2009 First Quarter Financial Results
April 23, 2009

 “In spite of the global economic downturn that continues to reduce demand and cause customers to maintain lean inventory levels, I am pleased with our first quarter financial performance given the economic conditions we faced,” stated Ray Zinn, president and CEO of Micrel.  “First quarter revenues of $47 million and gross margins of 50% were each within expectations.  I am encouraged by our first quarter bookings, which rebounded significantly on a sequential quarterly basis, yielding a book-to-bill ratio above one for the quarter.  Driven by the strength of customer orders in Asia, this was the highest book to bill in the past three quarters, suggesting that we may have reached a trough in the current macroeconomic cycle.  In addition, we continued to be focused on increasing shareholder value through our stock repurchase program and quarterly dividend payment.  Micrel spent $12.4 million to repurchase 1.95 million shares of common stock during the first quarter and we also declared a quarterly dividend of $0.035 per common share to shareholders of record as of May 13, 2009.”

Outlook

Commenting on Micrel’s business outlook, Mr. Zinn said, “Our customers continue to place orders to satisfy short-term demand thereby limiting our longer term visibility. Some of our major OEM customers have reduced their lead times to less than four weeks.  That said, we are excited about the prospects for our new products, which are gaining wide acceptance in the market.  This has continued to increase our design wins and give Micrel penetration into new markets.  While the worldwide macroeconomic picture still remains uncertain, we are optimistic about Micrel’s growth opportunities even under these difficult circumstances.”

For the second quarter of 2009, the Company estimates that revenues will increase between plus 1% to 6% on a sequential basis.  Gross profit margin is expected to be in the 50% range with inventories increasing as the Company continues to experience extremely short lead times and low visibility.  In addition, the Company estimates that GAAP net income will be approximately $0.02 to $0.03 per diluted share.

Micrel Reports 2009 First Quarter Financial Results
April 23, 2009

Dividend

The Company announced today that Micrel’s Board of Directors has authorized a quarterly cash dividend of $0.035 per share of common stock.  The payment of this dividend will be made on May 27, 2009, to shareholders of record as of May 13, 2009.

Conference Call

The Company will host a conference call at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) on April 23, 2009.  Chief Executive Officer Raymond Zinn and Chief Financial Officer Ray Wallin will present an overview of first quarter 2009 financial results, discuss current business conditions and then respond to questions.

The call is available, live, to any interested party on a listen only basis by dialing 800-866-5341.  For international callers, please dial 303-262-2194.  Interested callers should dial in at least five minutes before the scheduled start time and ask to be connected to the Micrel, Incorporated Conference Call.  A live webcast will also be available through www.vcall.com.  An audio replay of the conference call will be available through April 30, 2009, by dialing 800-405-2236 or 303-590-3000, and entering access code number 11130422.  The webcast replay will also be available on the Company’s website at: http://www.micrel.com.

Micrel Reports 2009 First Quarter Financial Results
April 23, 2009

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release includes statements that qualify as forward-looking statements under the Private Securities Litigation Reform Act of 1995.  These forward-looking statements include statements about the following topics: our expectations regarding future financial results, including revenues, customer demand and inventories, order lead times, turns-fill requirements, earnings per share, gross margin, average selling prices, the effect of cost-reduction efforts, development of new products, design wins and customer order patterns; and the nature of macro-economic and industry trends.  Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially.  Those risks and uncertainties include, but are not limited to, such factors as: softness in demand for our products; customer decisions to cancel, reschedule, or delay orders for our products; the effect that lead times and channel inventories have on the demand for our products; economic or financial difficulties experienced by our customers; the effect of business conditions in the computer, wireless, telecommunications and industrial markets; the impact of any previous or future acquisitions; changes in demand for networking or high bandwidth communications products; the impact of competitive products and pricing and alternative technological advances; the accuracy of estimates used to prepare the Company’s financial statements; the global economic situation; the ability of the Company’s vendors and subcontractors to supply or manufacture the Company’s products in a timely manner; the timely and successful development and market acceptance of new products and upgrades to existing products; softness in the economy and the U.S. stock markets as a whole; fluctuations in the market price of Micrel’s common stock and other market conditions; the difficulty of predicting our future cash needs; the nature of other investment opportunities available to the Company from time to time; and Micrel’s operating cash flow.   For further discussion of these risks and uncertainties, please refer to the documents the Company files with the SEC from time to time, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.  All forward-looking statements are made as of today, and the Company disclaims any duty to update such statements.

Micrel Reports 2009 First Quarter Financial Results
April 23, 2009

Non-GAAP Reporting

The Company presents non-GAAP financial measures only because investors and financial analysts use non-GAAP results in their analysis of historical results and projections of the Company’s future operating results.  The Company’s management uses non-GAAP measures on a limited basis, primarily for employee performance-based compensation.  In order to facilitate the computation of non-GAAP results for the financial analyst community and investors, the Company makes reference to non-GAAP net income and earnings per share.  These non-GAAP results exclude the impact of revenues and cost of revenues related to intellectual property settlements, stock-based compensation expense, proxy contest expenses, restructuring charges or credits, other income related to litigation settlements and their respective related tax effects.  Micrel references those results to allow a better comparison of results in the current period to those in prior periods and to provide insight to the Company’s on-going operating performance after exclusion of these items.  The Company has reconciled such non-GAAP results to the most directly comparable GAAP financial measures in the financial tables at the end of this press release.

Reference to these non-GAAP results should be considered in addition to results that are prepared under current accounting standards, but should not be considered a substitute for results that are presented in accordance with GAAP.  It should also be noted that Micrel’s non-GAAP information may be different from the non-GAAP information provided by other companies.

About Micrel

Micrel Inc., is a leading global manufacturer of IC solutions for the worldwide analog, Ethernet and high bandwidth markets.  The Company’s products include advanced mixed-signal, analog and power semiconductors; high performance communication, clock management, Ethernet switch and physical layer transceiver ICs.  Company customers include leading manufacturers of enterprise, consumer, industrial, mobile, telecommunications, automotive, and computer products.  Corporation headquarters and state-of-the-art wafer fabrication facilities are located in San Jose, CA with regional sales and support offices and advanced technology design centers situated throughout the Americas, Europe and Asia.  In addition, the Company maintains an extensive network of distributors and reps worldwide.  Web: http://www.micrel.com.

Micrel Reports 2009 First Quarter Financial Results
April 23, 2009

Fur further information, contact Ray Wallin at: Micrel, Incorporated, 2180 Fortune Drive, San Jose, California 95131, (408) 944-0800; or visit the Micrel website at: http://www.micrel.com.

-Financial Tables to Follow-

Micrel Reports 2009 First Quarter Financial Results
April 23, 2009

MICREL, INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)
		Three Months Ended
	March 31,	December 31,	March 31,(1)
	2009	2008	2008
Net revenues	$46,986	$55,166	$66,052
Cost of revenues*	23,369	26,478	28,870
Gross profit	23,617	28,688	37,182
Operating expenses:
Research and development*	12,489	12,231	14,126
Selling, general and administrative*	8,858	9,616	11,925
Proxy contest expense	-	1,083	331
Restructuring charges (credits)	-	-	(842)
Total operating expenses	21,347	22,930	25,540
Income from operations	2,270	5,758	11,642
Other income (expense):
Interest income	316	554	1,085
Interest expense	-	(55)	-
Other income	24	-	11
Total other income	340	499	1,096
Income before income taxes	2,610	6,257	12,738
Provision for income taxes	1,064	1,363	4,420
Net income	$1,546	$4,894	$8,318

Net income per share:
Basic	$0.02	$0.07	$0.12
Diluted	$0.02	$0.07	$0.12

Shares used in computing per share amounts:
Basic	66,175	68,325	72,266
Diluted	66,223	68,374	72,310

* Includes amortization of stock-based
compensation as follows:
Cost of revenues	$144	$215	$233
Research and development	291	370	604
Selling, general and administrative	273	334	652

(1) During the fourth quarter of 2008, the Company identified errors primarily related to calculating deferred income for sell-through distributors. The Company has determined that these errors were not material to any of the prior periods presented but would have been material to the three and twelve months ended December 31, 2008 if corrected in that period. The financial statements for the three months ended March 31, 2008 have been revised to correct for the immaterial errors.

 Micrel Reports 2009 First Quarter Financial Results
April 23, 2009

MICREL, INCORPORATED
SUPPLEMENTAL RECONCILIATIONS OF GAAP TO NON-GAAP RESULTS
(In thousands, except per share amounts)
(Unaudited)
		Three Months Ended
	March 31,	December 31,	March 31,
	2009	2008	2008

GAAP Net income	$1,546	$4,894	$8,318
Adjustments to GAAP Net Income:
Stock-based compensation included in:
Cost of revenues	144	215	233
Research and development	291	370	604
Selling, general and administrative	273	334	652
Proxy contest expense	-	1,083	331
Restructuring charges (credits)	-	-	(842)
Tax effect of adjustments to GAAP income	(211)	(612)	(103)
Total Adjustments to GAAP Net Income	497	1,390	875
Non-GAAP income**	$2,043	$6,284	$9,193

Non-GAAP shares used in computing non-GAAP
income per share (in thousands):
Basic	66,175	68,325	72,266
Diluted*	66,280	68,419	72,327

GAAP income per share - Basic	$0.02	$0.07	$0.12
Total Adjustments to GAAP Net Income	$0.01	$0.02	$0.01
Non-GAAP income per share - Basic	$0.03	$0.09	$0.13

GAAP income per share - Diluted	$0.02	$0.07	$0.12
Total Adjustments to GAAP Net Income	$0.01	$0.02	$0.01
Non-GAAP income per share - Diluted*	$0.03	$0.09	$0.13

* Non-GAAP shares have been adjusted from diluted outstanding shares calculated under FAS123R.

** Non-GAAP results were reached by excluding revenues and cost of revenues related to intellectual property settlements, stock-based compensation expense, other operating income or expense items, proxy contest expenses, restructuring charges or credits, other income related to litigation settlements and their related tax-effects. Non-GAAP results are presented to supplement our GAAP consolidated financial statements to allow a better comparison of results in the current period to those in prior periods and to provide meaningful insight to the Company's on-going operating performance after exclusion of these items.

Micrel Reports 2009 First Quarter Financial Results
April 23, 2009

MICREL, INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	March 31,	December 31,
	2009	2008
ASSETS
CURRENT ASSETS:
Cash, cash equivalents and short-term investments	$58,184	$74,195
Accounts receivable, net	21,490	20,643
Inventories	35,918	37,440
Income taxes receivable	6,449	6,783
Deferred income taxes	17,138	17,752
Other current assets	1,663	1,781
Total current assets	140,842	158,594

LONG-TERM INVESTMENTS	11,872	12,628
PROPERTY, PLANT AND EQUIPMENT, NET	73,435	76,200
INTANGIBLE ASSETS, NET	936	1,338
DEFERRED INCOME TAXES	10,604	11,135
OTHER ASSETS	423	448
TOTAL	$238,112	$260,343

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$13,667	$15,365
Deferred income on shipments to distributors	18,677	21,136
Other current liabilities	6,241	10,696
Total current liabilities	38,585	47,197

LONG-TERM TAXES PAYABLE	4,645	4,468
OTHER LONG-TERM OBLIGATIONS	253	272

TOTAL SHAREHOLDERS' EQUITY	194,629	208,406
TOTAL	$238,112	$260,343